EXHIBIT 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES PHASE I STUDY FOR AXOSINE™ DELAYED

FDA requests additional pharmacology/toxicology data

September 14, 2004—Boston, MA—Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it had received a written response to the Company’s Axosine (Inosine) IND filing from the FDA. In its response, the FDA placed the Company’s Phase I study on “Clinical Hold” pending the submission of additional pharmacology/toxicology data by the Company. In some cases, this data has already been compiled and can be submitted imminently, while in other cases, reprocessing of brain tissue samples and specialized histologic staining has been requested by the Agency, which the Company estimates will take at least four weeks to complete. While the Company does not expect additional tissue analyses to yield untoward toxicologic findings, there can be no assurance that such will be the case. The Company has submitted a letter to the FDA stating its intention to perform this additional work and requesting confirmation that the submission of this data will be sufficient to remove the clinical hold and to initiate the Phase I study. The Company cautions that there is no assurance that such a “positive” response will be forthcoming from the Agency, or that the Agency will not request additional studies to be performed either in response to the Company’s request for clarification or during further review of the IND by the Agency.

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and clinical development of novel therapeutic and diagnostic products for central nervous system diseases and cancer. The company’s product pipeline include: ALTROPANE®, AXOSINE™, FLUORATEC™ and Troponin I.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials (including the timing of the initiation of the Phase I Axosine study), achievements and milestones, schedules of IND, NDA and all other regulatory submissions and the possible approval of products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, delays in the regulatory or development processes, results from clinical and pre-clinical trials, regulatory decisions, market acceptance of the Company’s products, the ability to obtain intellectual property protection, the outcome of discussions with potential partners and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

For further information, please contact:

CORPORATE:
MARC LANSER
PRESIDENT & CHIEF OPERATING OFFICER
BOSTON LIFE SCIENCES, INC.
617.425.0200
EMAIL: MLANSER@BOSTONLIFESCIENCES.COM